UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 12, 2022

iBio, Inc.

(Exact name of registrant as specified in charter)

Delaware

(State or other jurisdiction of incorporation)

001-35023	26-2797813
(Commission File Number)	(IRS Employer Identification No.)

8800 HSC Parkway

Bryan, Texas 77807

(Address of principal executive offices and zip code)

(979) 446-0027

(Registrant’s telephone number including area code)

N/A

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	IBIO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.   Other Events.

As previously reported, on May 9, 2022, iBio, Inc. (“iBio” or the “Company”) entered into that certain Series 2022 Convertible Preferred Stock Purchase Agreement (the “Purchase Agreement”) with a certain accredited investor (the “Investor”), pursuant to which the Company agreed to issue and sell to the Investor in a private placement transaction (the “Offering”) 1,000 shares of the Company’s Series 2022 Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), for the purchase price per share equal to $0.27, which was the closing price of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the NYSE American on May 9, 2022. Each share of Preferred Stock is initially convertible into one (1) share of Common Stock. The terms of the Preferred Stock are set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series 2022 Convertible Preferred Stock (the “Certificate of Designation”) filed with the State of Delaware and made effective on May 9, 2022.

In connection with the Offering and in accordance with the Certificate of Designation, the Company plans to call a special meeting of stockholders (the “Special Meeting”) to consider a proposal (the “Reverse Stock Split Proposal”) to seek stockholder approval for an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split (the “Reverse Stock Split”) with respect to the Company’s issued and outstanding shares of Common Stock, including stock held by the Company as treasury shares, at a ratio of 1-for-25. Pursuant to an Irrevocable Proxy For Voting Control, dated May 9, 2022, executed by the Investor, the Investor has designated Thomas F. Isett, the Company’s Chairman and Chief Executive Officer, as the Investor’s proxy to, among other things, attend and vote the shares of Preferred Stock purchased in the Offering at any and all meetings of the stockholders of the Company.

On May 12, 2022, the Company held an earnings call regarding the Company’s third fiscal quarter of 2022.  The following is an excerpt of a transcript of the earnings call where the Company discussed the Special Meeting and related matters.

Rob Lutz

“I’ll now turn to our upcoming special meeting of stockholders that we announced today.  We are seeking approval from our stockholders to authorize our Board to implement a reverse stock split and an associated decrease in our authorized share count which together would result in a net increase in authorized shares for the company. We are pursuing these proposals for the same reasons as we described previously.

Today we filed a preliminary proxy with the SEC for these proposals. We are required to refrain from a detailed discussion of the rationale for approving the proposals until the proxy is approved by the SEC.  Once that approval is received, we plan to post answers to the questions we would expect from our shareholders on our website.

With that, I will now turn the call back over to Steve. Steve?”

Steve Kilmer

“Thanks Rob. If I may, I’d like to ask you a question regarding some of  the mechanics of the special meeting.

In last quarter’s earnings release, iBio stated it was working on solutions to overcome structural impediments to implementing the will of its voting stockholders. iBio shared a solution today in its press release, could you walk us through that?”

Rob Lutz

“Certainly.

We believe the increasing prevalence of brokerage firms opting to forego discretionary or proportionate voting of the shares held by them in street name has made it significantly more difficult for companies with a large retail stockholder base, like iBio, to secure affirmative votes from a majority of the outstanding shares, as is required to pass proposals on a reverse stock split or a change in authorized shares.

In order to help overcome this challenge, we recently entered into a Stock Purchase Agreement of convertible preferred stock. Pursuant to the agreement, we issued and sold 1,000 shares of Series 2022 Convertible Preferred Stock, to an accredited investor for $0.27 per share, which was the closing price of the common stock the day the preferred stock was issued. The preferred stock permits the holder to vote at the special meeting of stockholders for the reverse stock split proposal only, with each preferred share entitled to 5,000,000 votes, but any votes cast by such preferred stock with respect to the reverse stock split proposal must be voted in the exact same proportion as the aggregate shares of common stock. As a result, if a majority of common shareholders who vote are in favor of the reverse stock split the proposal will pass, and conversely, if the majority of shareholders who vote are against the proposal it will not pass. The votes of the preferred stock merely reflect the same proportion of the votes of the common stock.”

Item 9.01.     Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Exhibit Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Additional Information and Where to Find It

The Reverse Stock Split Proposal described above will be submitted to iBio’s stockholders for their consideration. The Company intends to file a proxy statement (the “Proxy Statement”) that will be sent to all holders of record of iBio’s Common Stock and Preferred Stock in connection with the Reverse Stock Split Proposal and other matters described therein. This Current Report on Form 8-K does not contain all the information that should be considered concerning the Reverse Stock Split Proposal and is not intended to form the basis of any investment decision or any other decision in respect of the Reverse Stock Split Proposal. iBio’s stockholders and other interested persons are advised to read, when available, the preliminary Proxy Statement and the amendments thereto and the definitive Proxy Statement and other documents filed in connection with the Reverse Stock Split Proposal, as these materials will contain important information about iBio and the Reverse Stock Split Proposal. When available, the definitive Proxy Statement and other relevant materials for the proposed Reverse Stock Split Proposal will be mailed to stockholders of iBio as of a record date to be established for voting on the Reverse Stock Split Proposal. iBio stockholders will also be able to obtain copies of the preliminary Proxy Statement, the definitive Proxy Statement and other documents filed with the SEC, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to iBio’s corporate secretary at iBio, Inc., 8800 HSC Parkway, Bryan, Texas 77807.

Participants in Solicitation

iBio and its directors and executive officers may be deemed participants in the solicitation of proxies from iBio’s stockholders with respect to the proposed Reverse Stock Split Proposal. A list of the names of those directors and executive officers and a description of their interests in iBio is contained in iBio’s definitive proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov. To the extent such holdings of iBio’s securities may have changed since that time, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such participants will be contained in the Proxy Statement for the Reverse Stock Split Proposal when available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2022	IBIO, INC.

	By:	/s/ Thomas F. Isett
		Name:	Thomas F. Isett
		Title:	Chief Executive Officer